Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of MPJS Group Limited on Amendment No. 3 to Form F-1 of our report dated April 30, 2025, with respect to our audits of the consolidated financial statements of MPJS Group Limited and Subsidiaries as of October 31, 2024 and 2023 and for each of the years in the two-year period ended October 31, 2024, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ARK Pro CPA & Co

ARK Pro CPA & Co

PCAOB ID: 3299

Hong Kong, China

July 9, 2025